UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 10, 2025

Date of Report (Date of earliest event reported)

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37575	68-0680859
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

757 Third Avenue
27th Floor
New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(646) 507-5710

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	STAF	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 11, 2025, Staffing 360 Solutions, Inc. (the “Company”) received a letter (the “Decision Letter”) from the Nasdaq Stock Market LLC, stating that as the Company was unable to comply with the terms of the October 8, 2024, decision by the Nasdaq Hearings Panel (the “Panel”) and cure its listing deficiency by February 10, 2025, the Panel has determined to delist the Company. Trading in the Company’s common stock, par value $0.00001 per share (the “Common Stock”), will be suspended at the open of trading on February 13, 2025.

As previously reported, on June 20, 2024, the Company received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (the “Staff”) indicating that it was no longer in compliance with the minimum stockholders’ equity requirement (the “Minimum Stockholders’ Equity Requirement”) for continued listing on the Nasdaq Capital Market (“Nasdaq”) pursuant to Nasdaq Listing Rule 5550(b)(1), which such rule requires listed companies to maintain stockholders’ equity of at least $2,500,000 or meet the alternative compliance standards relating to the market value of listed securities or net income from continuing operations, which the Company does not currently meet.

On August 13, 2024, following the Staff’s review of the Company’s plan to regain compliance with the Minimum Stockholders’ Equity Requirement submitted on June 14, 2024, and on August 5, 2024, the Company received a letter (the “Notice”) indicating that the Staff determined to deny the Company’s request for continued listing on Nasdaq. Pursuant to the Notice, based on the preliminary nature of the Company’s plan, the Staff determined that the Company did not provide a definitive plan evidencing its ability to achieve near term compliance with the Minimum Stockholders’ Equity Requirement. The Company requested an appeal of the Staff’s determination, and the Panel was held on October 3, 2024.

On October 8, 2024, the Company received a letter from the Panel indicating that the Panel has determined to grant the Company’s request to continue its listing on Nasdaq, subject to certain milestones being met on November 1, 2024, and December 31, 2024.

The Company may request that the Nasdaq Listing and Hearing Review Council review the decision to delist the Company’s Common Stock, which such request must be received within 15 days of the Decision Letter.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On February 3, 2025, the Company convened its special meeting of stockholders (as adjourned, the “Special Meeting”), which was adjourned on February 3, 2025, to February 10, 2025, for the purpose of (i) adopting that certain Agreement and Plan of Merger, dated as of November 1, 2024, as amended by that certain First Amendment, dated as of January 7, 2025, by and among the Company, Atlantic International Corp. and A36 Merger Sub, Inc., and the transactions contemplated thereunder (the “Merger Agreement Adoption Proposal”) and (ii) approving a proposal to adjourn of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement Adoption Proposal (the “Adjournment Proposal”) as further described in the Company’s joint proxy statement/prospectus. Of the 1,643,738 shares of Common Stock and 9,000,000 shares of Series H Convertible Preferred Stock, par value $0.00001 per share (the “Series H Preferred Stock”) outstanding as of the record date, 717,152 shares were represented at the Special Meeting. Accordingly, a quorum was present.

On February 10, 2025, at the Special Meeting, the stockholders of the Company approved the Adjournment Proposal by a vote of 705,475 shares of Common Stock and Series H Preferred Stock voting on an as converted basis, and 7,128 and 4,549 votes of “against” and “abstain,” respectively. The Chief Executive Officer then adjourned the Special Meeting until February 12, 2025, at 8:00 a.m., Eastern Time, in order to allow the Company to solicit additional proxies with respect to the Merger Agreement Adoption Proposal as set forth in the joint proxy statement/prospectus.

Shareholders will be able to attend and vote at the reconvened Special Meeting using the same process in place for the originally scheduled Special Meeting, the details of which are set forth in the joint proxy statement/prospectus. The Company does not intend to change the record date for the Special Meeting. Accordingly, only shareholders of record at the close of business on January 8, 2025, will be entitled to vote at the reconvened Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2025	STAFFING 360 SOLUTIONS, INC.

	By:	/s/ Brendan Flood
Brendan Flood
Chairman and Chief Executive Officer